EXHIBIT 4.1

                              SPARTECH CORPORATION
                          RESTRICTED STOCK OPTION PLAN
                    (Amended and Restated September 9, 1999)

    1. PURPOSES OF PLAN. The purpose of the Spartech Corporation Restricted Stock Option Plan (the "Plan") is as follows:

    To further the growth, success and interests of Spartech Corporation (the "Company") by retaining or obtaining key executive employees of the Company and its subsidiaries and affiliates, who have been or will be given responsibility for the administration of the affairs of the Company, by enabling them to acquire shares of the Company's Common Stock under the terms and conditions and in the manner contemplated by the Plan, thereby increasing their personal commitment to the Company.

    2. ADMINISTRATION OF PLAN. The Plan shall be administered by a committee of the Board of Directors of Spartech comprised of two or more members of the Board who are "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the "Committee"). The Committee shall review and approve the names of all key employees to whom options are proposed to be granted, the number of shares to be covered by, and within the applicable limits set forth in the Plan, the price and terms of any option to be granted hereunder. Subject to the provisions of the Plan, the Committee shall be authorized to approve the number of options and participants annually and to interpret the Plan, to prescribe, amend and rescind rules and regulations, forms, notices and agreements relating to the Plan and to make all determinations necessary or advisable for the operation of the Plan. All ultimate powers of approval shall be vested in the Committee as a body and the Committee shall have absolute discretion, subject to the provisions of the Plan, with respect to all determinations thereunder.

    3. ELIGIBLE PARTICIPANTS. Eligible for participation under the Plan shall be (i) the members of the Company's Board of Directors, and (ii) those employees of the Company or its subsidiaries, divisions and affiliates who exercise key functions and responsibilities including, but not limited to, such persons whose position in the Company or its subsidiaries, divisions and affiliates bear the following titles:

            Chairman of the Board       Treasurer
            Vice Chairman of the Board  Secretary
            President                   Assistant Vice President
            Executive Vice President    Assistant Secretary
            Group Vice President        Assistant Treasurer
            Vice President              Assistant Controller
            Controller                  Divisional President
                                        General Manager



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    The Committee shall have the responsibility, in its sole discretion, of determining eligible participants under the Plan, and with respect to employees shall receive the recommendations of the various officers and divisional executives of the Company with respect thereto.

    No participant may be granted options in any calendar year for a number of shares greater than 5% of the number of shares of the Company's common stock issued and outstanding at the beginning of such year.

    4. SHARES SUBJECT TO PLAN. A maximum of up to 10 percent (10%) of the outstanding shares (excluding treasury shares) of the Common Stock, $.75 par value, of the Company shall be available for inclusion in options issued for each fiscal year of the Company. However, the number of shares issuable for options granted under the Plan with respect to any one fiscal year of the Company shall not be cumulative, so that if options for the maximum number of shares authorized for issuance under the Plan are not in fact issued during any fiscal year, the authority for issuance of options not so issued shall be automatically canceled. The number of outstanding shares against which the maximum percentage figure is to be applied shall be determined as of the prior fiscal year end. Such shares may come either from authorized but heretofore unissued shares or from shares reacquired by the Company, including shares purchased in the open market. Such number and kind of shares subject to options issued under the Plan shall be appropriately adjusted in the event of any one or more stock splits, spin-offs, split-ups, split-offs, reverse stock splits, or stock dividends in excess of five percent (5%), hereafter paid or declared with respect to such shares subject to the Plan.

    5.  PRICE AND TERMS OF OPTIONS.

    (a) The Committee, in its absolute discretion, shall determine the exercise price per share of options granted under the Plan, including the discretion to issue options exercisable at prices below market for the underlying shares at the time of grant, or option prices reflecting impediments to future marketability placed on the shares subject to the options, or exercisable for nominal prices, which may be payable in services, by note or by other consideration therefor.

    (b) The Committee shall have absolute discretion in determining the rates at which any option granted hereunder shall be exercised in whole or in part. However, no option granted hereunder shall be exercisable in whole or in part later than the day preceding the 10th anniversary date of the grant. An option exercisable under this Plan may be exercised by delivery to the Chief Financial Officer, Treasurer or Controller of Spartech, at its principal office, of a written notice, signed by the person entitled to exercise such option, specifying the number of shares purchasable under the option, which the participant wishes to purchase, accompanied by

   (i) a certified or cashier's check in the amount of the aggregate option price for such number of shares, or

   (ii) the delivery of shares of Spartech Common Stock owned by the person exercising the option for at least six months preceding the exercise date and having a fair market value equal to the exercise price, or



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   (iii)   the delivery of any combination thereof.

    (c) As a condition of the exercise of an option, at or before the time of exercise the person entitled to exercise the option shall pay, or make arrangements satisfactory to the Company to assure the timely payment of, all federal and state taxes required to be withheld by the company as a result of the exercise. Such withholding taxes may be paid by

   (i)  a certified or cashier's check in the amount of such taxes, or

   (ii) the delivery of shares of Spartech Common Stock already owned by the participant and having a fair market value equal to the amount of such taxes, or

   (iii) the surrender and cancellation of currently exercisable options for a number of shares of Spartech Common Stock which, if issued, would have a fair market value equal to the amount of such taxes, or

   (iv) the delivery of any combination thereof.

However, no withholding taxes in excess of the minimum amount of taxes required to be withheld by applicable laws or regulations may be paid by method (iii), or by method (ii) unless the shares surrendered have been owned by the person exercising the option for at least six months preceding the exercise date. If for any reason payment is not made as aforesaid, the Company may withhold the amount of any remaining withholding taxes from any other compensation due to the participant.

    (d) For purposes of paragraphs 5(b) and 5(c), the "fair market value" of a share of Spartech Common Stock means the closing price in the principal exchange on which it is traded on the last trade day preceding the date the notice of exercise is received by the Company.

    (e) In no event shall stock be issued or certificates be delivered until full payment shall have been received by Spartech, nor shall the participant have any right or status as a stockholder prior to such payment.

    6. RESTRICTIONS. Options granted hereunder, or shares issued pursuant to the exercise of such options granted under the Plan shall be subject to the following restrictions:

    (a) Neither the options granted hereunder nor shares issued pursuant to the exercise of such options may be sold or otherwise disposed of, except to the Company, until a period of at least three (3) years shall have elapsed from the date of grant of the option.

    (b) For a period of three (3) years after options are issued to an eligible participant, the options, if unexercised, or the underlying shares, if acquired, may, in the sole discretion of the Company, be reacquired by the Company at the same price as paid by such participant for the options and/or shares, as the case may be, should such participant's employment or service with the Company be terminated for fraud, misappropriation or similar wrongdoing to the Company.
         Anything in the foregoing to the contrary notwithstanding, this restriction shall not permit the Company to reacquire shares upon which the prohibition against sale or other disposition has lapsed prior to termination of employment.



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    (c) Subject to the preceding restrictions, an option granted under this Plan may be transferred to a participant's "family members" as defined in the General Instructions to Securities and Exchange Commission Form S-8, subject to such terms and conditions as may be specified in the option.

    7. OTHER RESTRICTIONS. The Committee may, in its sole discretion, impose such other restrictions (not to exceed three (3) years in duration from the date of issuance of any options hereunder) on any shares issued pursuant to this Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, or under the requirements of any stock exchange upon which such shares or shares of the same class are then listed.

    8. LEGEND. In order to enforce the restrictions imposed upon shares hereunder, the Committee may cause a legend or legends to be placed on any certificates representing shares issued pursuant to this Plan, which legend or legends shall make appropriate reference to the restrictions imposed hereunder.

    9. RESTRICTED STOCK OPTION AGREEMENT. Each option granted under the Plan shall be evidenced by a Restricted Stock Option Agreement which shall set forth the terms and conditions of such option. Each such Agreement shall expressly incorporate by reference the provisions of this Plan (a copy of which shall be attached thereto), and shall state that in the event of any inconsistency between the provisions hereof and the provisions of such Restricted Stock Option Agreement, the provisions of this Plan shall govern.

    10. AMENDMENTS. This Plan may be amended at any time by the Committee; provided no such amendment shall increase the maximum number of shares that may be issued pursuant to this Plan without the further approval of such shareholders (except where such increase results from an anti-dilution adjustment as provided in Section 4 hereof). Neither the Committee nor the shareholders, by amendment to the Plan, can affect options or shares issued to a participant under the Plan prior to such amendment.

    11. COMMENCEMENT AND TERMINATION OF PLAN; PERIOD DURING WHICH OPTIONS MAY BE GRANTED. This Plan, as adopted by the Board of Directors on July 26, 1991 and subject to approval by the shareholders in accordance with the applicable provisions of the Corporation Law of the State of Delaware, shall become effective on October 1, 1991. No options shall be granted pursuant to this Plan prior to October 1, 1991. No grant of an option shall be made hereunder after the expiration of ten (10) years from October 1, 1991 or such earlier date as may be determined by the Committee. The termination of this Plan, however, shall not affect any restrictions previously imposed on shares issued pursuant to this Plan.


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                              By Order of the Board of Directors

                              SPARTECH CORPORATION

Dated:  July 26, 1991, as amended November 1, 1997 and September 9, 1999